Exhibit 3

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of May 21, 2009 (this “Agreement”), is by and among Arie S. Belldegrun (“Stockholder”), Johnson & Johnson, a New Jersey corporation (“Parent”), and Kite Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger, dated as of the date of this Agreement (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Parent, Purchaser and Cougar Biotechnology, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Stockholder beneficially owns (i) the shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), set forth on Schedule A (the “Schedule A Shares”) and/or (ii) the warrants to purchase shares of Common Stock, set forth on Schedule A (the “Schedule A Warrants”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into the Merger Agreement, which provides for, among other things, the making of a tender offer (such offer, as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”) by Purchaser to purchase all of the issued and outstanding shares of Common Stock at a price of $43.00 per Share (such amount or any higher amount per Share that may be paid pursuant to the Offer being hereafter referred to as the “Offer Price”);

WHEREAS, following the Acceptance Time and upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company with the Company as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware, whereby each issued and outstanding share of Common Stock not owned directly or indirectly by Parent, Purchaser or the Company (other than Dissenting Shares) will be converted into the right to receive the Merger Consideration in cash, without interest and subject to any applicable withholding taxes; and

WHEREAS, as an inducement to and condition to Parent’s and Purchaser’s willingness to enter into the Merger Agreement, Parent and Purchaser have required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

Section 1.    Certain Definitions.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

“Agreement Period” means the period beginning on the date of this Agreement and ending on the Termination Time.

“beneficial ownership” of any security by any Person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule.  The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

“Permitted Transferee” means, with respect to any Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder, (ii) any charitable organization described in Section 170(c) of the Code, (iii) any trust, the beneficiaries of which include only the Persons named in clause (i) or (ii), (iv) any corporation, limited liability company or partnership, the stockholders, members and general or limited partners of which include only the Persons named in clause (i) or (ii), or (v) if Stockholder is a partnership or limited liability company, one or more partners or members of Stockholder or an affiliated corporation under common control with Stockholder.

“Shares” means (i) Stockholder’s Schedule A Shares and (ii) all shares of Common Stock of which Stockholder acquires beneficial ownership during the Agreement Period, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise.

“Warrants” means (i) Stockholder’s Schedule A Warrants and (ii) all warrants of which Stockholder acquires beneficial ownership during the Agreement Period, which warrants are convertible into, or exchangeable or exercisable for, shares of Common Stock from the Company.

Section 2.              Agreement to Tender; Exercise of Warrants.

(a)           Agreement to Tender.

(i)           Unless this Agreement shall have been terminated in accordance with Section 13(d), Stockholder shall (i) validly tender or cause to be tendered in the Offer all of Stockholder’s Shares (excluding for purposes of this Section 2(a) any of Stockholder’s Shares that are the subject of unexercised options to purchase Common Stock granted or awarded under any of the Company’s stock plans or unexercised Warrants) pursuant to and in accordance with the terms of the Offer (including the tender of all certificates, documents or instruments required to be delivered pursuant to the terms of the Offer), as promptly as practicable (but no later than the close of business on the tenth (10th) business day) following the commencement of the Offer, or if Stockholder has not received the requisite offer documents by such time, within two (2) business days following receipt of such documents but in any event prior to the date of expiration of the Offer, free and clear of any Liens whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares, (ii) not withdraw its Shares, or cause its Shares to be withdrawn, from the Offer at any time, unless and until this Agreement shall have been terminated in accordance with Section 13(d) and (iii) duly tender to Purchaser during any “subsequent offering period” (as defined by Rule 14d-11 under the Exchange Act) provided by Purchaser in accordance with the terms of the Offer all of the Stockholder’s Shares, if any, which shall have been issued after the expiration of the Offer.

(ii)           If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of the Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return, all tendered Shares to the registered holders of the Shares tendered in the Offer (and in connection with the foregoing, the Purchaser will direct the depository to so return such tendered Shares within three business days of any such termination or withdrawal).

(b)           Exercise and Cancellation of Warrants.

(i)           Stockholder hereby acknowledges and agrees that, in the event that (A)  Stockholder does not exercise all of its Warrants prior to the Acceptance Time and (B) the Acceptance Time occurs, then Stockholder will not exercise any of its Warrants following the Acceptance Time and will take all actions necessary (including entering into an amendment to the terms thereof) to permit the conversion of all such Warrants into cash consideration in connection with the Merger as contemplated by Section 2(b)(ii).

(ii)           Stockholder hereby acknowledges and agrees that, to the extent that any of Stockholder’s Warrants remain outstanding immediately prior to the Effective Time, whether or not any such Warrant is then exercisable, (a) each such Warrant shall automatically be cancelled or terminated immediately prior to the Effective Time (but subject to the occurrence thereof) and shall cease to represent a right of the holder of such Warrant to acquire Common Stock pursuant to the exercise of such Warrant, and (b) the holder of such Warrant shall be entitled to receive, upon surrender of such holder’s Warrants to the Company, a cash payment equal to the product of (x) the excess, if any, of the Offer Price per share of Common Stock over the exercise price per Share of such Warrant and (y) the number of Shares subject to the exercisable portion of such Warrant, as the sole form of consideration in exchange for surrender of each such Warrant, without interest and subject to any applicable withholding taxes, and (c) Stockholder shall not have any right after the Effective Time under the terms of any of its Warrants to acquire any securities of the Company, Parent, Purchaser or the entity surviving the Merger (or any other capital stock or other assets of any Person).  In the event the Offer Price does not exceed the exercise price per Share of any Warrant, such Warrant shall be cancelled without consideration at the Effective Time.

(iii)           Notwithstanding Section 13(d), in the event the Acceptance Time occurs, this Section 2(b) shall survive the Acceptance Time indefinitely.

Section 3.              Documentation and Information.  Stockholder (a) consents to and authorizes the publication and disclosure by Parent and Purchaser of Stockholder’s identity and holding of Shares and Warrants, the nature of Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or Purchaser determines based on advice of counsel is required to be disclosed by applicable Law in any press release, the Offer Documents, the Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (b) agrees to promptly give to Parent and Purchaser any information it may reasonably require for the preparation of any such disclosure documents.  Stockholder agrees to promptly notify Parent and Purchaser of any required corrections with respect to any information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.              Voting Agreement.  During the Agreement Period, Stockholder hereby irrevocably and unconditionally agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called (each, a “Company Stockholders Meeting”), or in connection with any written consent of the holders of Common Stock, Stockholder shall:

(a)           be present, in person or represented by proxy, or otherwise cause Stockholder’s Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Shares may be counted for quorum purposes under applicable Law); and

(b)           vote (or cause to be voted) all of Stockholder’s Shares that are entitled to be voted (the “Vote Shares”), or deliver a written consent (or cause a written consent to be delivered) with respect to all of Stockholder’s Vote Shares, in each case, to the fullest extent that Stockholder’s Vote Shares shall be entitled to be voted at the time of any vote or action by written consent:

(i)           in favor of the (A) approval and adoption of the Merger Agreement, the Merger and each of the other actions contemplated by the Merger Agreement, and, (B) without limitation of the preceding clause (A), approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for approval and adoption of the Merger Agreement on the date on which the Company Stockholders Meeting is held; and

(ii)           against (A) any action (including any amendment to the Company Certificate or Company By-Laws, as in effect on the date hereof), agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Offer, (B) any Competing Proposal and any action in furtherance of any Competing Proposal, (C) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger) and (D) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement or, to the Stockholder’s knowledge, of the Company under the Merger Agreement.

Section 5.               Irrevocable Proxy.  Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that it has heretofore granted.  Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of Stockholder, for and in the name, place and stead of Stockholder, to: (a) attend any and all Company Stockholder Meetings, (b) vote, express consent or dissent or issue instructions to the record holder to vote Stockholder’s Shares in accordance with the provisions of Section 4(b) at any and all Company Stockholder Meetings or in connection with any action sought to be taken by written consent of the Company’s stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 4, all written consents with respect to the Shares at any and all Company Stockholder Meetings or in connection with any action sought to be taken by written consent without a meeting.  Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Stockholder, as applicable) until the end of the Agreement Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 13(d).  Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.  Stockholder hereby affirms that the proxy set forth in this Section 5 is given in connection with and granted in consideration of and as an inducement to Parent and Purchaser to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 4.  The proxy set forth in this Section 5 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 13(d).  Parent covenants and agrees with Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 4.

Section 6.              Representations and Warranties of Stockholder.  Stockholder represents and warrants to each of Parent and Purchaser as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof, as of the date of each Company Stockholders Meeting, as of the date of any applicable action taken by written consent of the Company’s stockholders and as of the Acceptance Time):

(a)           Organization.  Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

(b)           Authorization.  If Stockholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  If Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.  To the extent applicable, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Stockholder (and its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Stockholder (or its board of directors or similar governing body, as applicable) are necessary to authorize the execution and delivery by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and legally binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)           No Violation.

(i)           The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any of the properties or assets of Stockholder (including Stockholder’s Shares or Warrants) pursuant to (A) if Stockholder is not an individual, any provision of its articles of incorporation, bylaws or similar organizational documents or (B) any contract, trust, commitment, agreement, understanding, arrangement, obligation or restriction of any kind (each, a “Contract”) to which Stockholder is a party or by which any of Stockholder’s Shares or Warrants is bound, or (ii) violate any Law applicable to Stockholder, in each case, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay, impair or otherwise adversely affect the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(ii)           No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the performance by Stockholder of Stockholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act and filings under the HSR Act, as may be required in connection with this Agreement and the transactions contemplated hereby.

(d)           Ownership of Shares.  Stockholder is, and (except with respect to any Schedule A Shares Transferred (as hereinafter defined) in accordance with Section 8(b)) at all times during the Agreement Period will be, the beneficial owner of, and have good and marketable title to, Stockholder’s Schedule A Shares and Schedule A Warrants, other than as such beneficial ownership or title may be effected by the terms of this Agreement.  As of the date hereof, Stockholder’s Schedule A Shares and Schedule A Warrants constitute all of the Shares and Warrants beneficially owned by Stockholder (other than shares beneficially owned in the form of Company Options or restricted stock but only to the extent such shares remain unvested, restricted or unexercised, as the case may be).  Other than as provided in this Agreement, Stockholder has, and (except with respect to any Shares Transferred in accordance with Section 8(b)) at all times during the Agreement Period will have, with respect to Stockholder’s Shares and Warrants, the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, such Shares and Warrants, and to demand or waive any appraisal rights or issue instructions pertaining to such Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has, and (except with respect to any Shares Transferred in accordance with Section 8(b)) at all times during the Agreement Period will have, the complete and exclusive power to, directly or indirectly, (A) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 4, (B) agree to all matters set forth in this Agreement and (C) demand and waive appraisal or dissent rights.  As of the date hereof, Stockholder’s Schedule A Shares are issued and outstanding and entitled to be voted at the Company Stockholder Meeting and, other than Stockholder’s Schedule A Warrants, Stockholder does not beneficially own any warrants, options (other than Company Options to purchase up to 694,031 Shares) or other rights to acquire any shares of Common Stock. Stockholder’s Schedule A Shares and Schedule A Warrants and all other Shares and Warrants of which Stockholder acquires beneficial ownership during the Agreement Period, shall at all times be free and clear of any Liens, proxies, powers of attorney, voting trusts or agreements (other than Liens or proxies created by this Agreement).  Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which Stockholder is a party obligating Stockholder to Transfer or cause to be Transferred, any of Stockholder’s Shares.  Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of Stockholder’s Shares.

(e)           Absence of Litigation.  With respect to Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder or any of its properties or assets (including Stockholder’s Shares or Warrants) that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)           Opportunity to Review; Reliance.  Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its own choosing.  Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(g)           Finders’ Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Purchaser or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder in its capacity as such.

Section 7.              Representations and Warranties of Parent and Purchaser.  Each of Parent and Purchaser hereby, severally and not jointly, represents and warrants to Stockholder as follows:

(a)           Organization.  Such party is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, and it has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)          Authorization.  This Agreement has been duly authorized, executed and delivered by each such party, and constitutes a valid and binding obligation of such party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 8.              No Proxies for or Liens on Shares; Transfers.

(a)           Except pursuant to the terms of this Agreement, during the Agreement Period, Stockholder shall not without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement with respect to any of the Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any of Stockholder’s Shares or Warrants, (iii) otherwise permit any Liens to be created on any of Stockholder’s Shares or Warrants, or (iv) enter into any Contract (including any derivative, hedging or other agreement), option or other arrangement (including any profits sharing arrangement) or understanding with respect to the direct or indirect Transfer of any of Stockholder’s Shares or Warrants.  Without limiting the foregoing, Stockholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated by the Merger Agreement.

(b)           Notwithstanding the foregoing, Stockholder shall have the right to Transfer its Shares to a Permitted Transferee of Stockholder if and only if such Permitted Transferee shall have first agreed in writing, in a manner acceptable in form and substance to Parent, to be bound by this Agreement as a Stockholder.

(c)           Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder’s Shares, unless such Transfer is made in compliance with this Agreement.  Stockholder hereby authorizes each of Parent and Purchaser to direct the Company to impose stop orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement.

Section 9.              Waiver of Appraisal Rights.  Stockholder hereby irrevocably waives any and all rights it may have as to appraisal, dissent or any similar or related matter with respect to any of Stockholder’s Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement.  Notwithstanding Section 13(d), in the event the Acceptance Time occurs, this Section 9 shall survive the Acceptance Time indefinitely.

Section 10.            Notices of Certain Events.  Stockholder shall promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Stockholder set forth in this Agreement.

Section 11.            Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to perform their respective obligations under and consummate the transactions contemplated by this Agreement.

Section 12.            Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, merger, consolidation, reorganization, reclassification, readjustment, exchange of shares or the like, the terms “Schedule A Shares” and “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

Section 13.            Miscellaneous.

(a)           Notices.  All notices and other communications to any party hereunder shall be in writing and shall be deemed duly given if delivered personally (notice deemed given upon receipt), sent by telecopier or facsimile (notice deemed given upon confirmation of receipt), sent by nationally recognized overnight courier (notice deemed given upon receipt of proof of delivery) or sent by registered or certified mail, return receipt requested, postage prepaid (notice deemed given upon receipt of proof of delivery), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Parent or Purchaser:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attention:       Office of the General Counsel
Facsimile:        (732) 524-2788

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Telephone: (212) 474-1964
Facsimile: (212) 474-1000
Attention:       Robert I. Townsend III, Esq.
                         Damien R. Zoubek, Esq.

If to the Stockholder, to its address set forth on a signature page hereto.

All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.  Nothing in this Section 13(a) shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

(b)           Entire Agreement; No Third Party Beneficiaries; Amendment; Waiver.

(i)           This Agreement constitutes the entire agreement, and supersedes all prior (written or oral) understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

(ii)           This Agreement shall not confer any rights, benefits or remedies of any nature whatsoever upon any Person other than the parties hereto and their respective permitted successors and permitted assigns.

(iii)           This Agreement may only be amended, modified or supplemented by a written instrument executed and delivered by Parent and Stockholder.

(iv)           Any party or parties hereto may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, or (B) waive compliance with any of the agreements for the benefit of such party or parties hereto contained herein.  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any failure or delay in exercising any right under this Agreement shall not constitute a waiver of such right nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

(c)           Assignment; Binding Effect.  Subject to Section 8(b), neither Stockholder, on the one hand, nor Parent or Purchaser, on the other hand, may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of Parent or Stockholder, as applicable, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Parent and Purchaser may each assign their respective rights and obligations hereunder to a direct or indirect wholly-owned Subsidiary of such Person, it being understood and agreed that any such assignment shall not relieve such Person of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

(d)           Termination.  This Agreement shall automatically terminate and become void and of no further force or effect on the earlier to occur of any of the following events (i) the Effective Time, (ii) the Offer shall have terminated or the Expiration Time shall have occurred, in each case without acceptance for payment of Shares pursuant to the Offer, and (iii) the termination of the Merger Agreement in accordance with its terms (the time of such occurrence, the “Termination Time”); provided, however, that (A) Section 13 shall survive any termination hereof, (B) Section 2(b) and Section 9 shall survive any termination hereof in the event the Acceptance Time has occurred and (C) no such termination shall relieve or release Stockholder, Parent or Purchaser from any obligations or liabilities arising out of its breach of this Agreement prior to its termination.

(e)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(ii)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if such state court does not have proper jurisdiction, the federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or federal court and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13(a).  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(iii)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(e)(iii).

(f)            Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the original intent of the parties are fulfilled to the extent possible.

(g)           Specific Performance.  Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 13(e)(ii), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.  Except as otherwise provided herein, any and all rights and remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other right or remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one right or remedy will not preclude the exercise of any other right or remedy.

(h)           Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(i)            Counterparts.  This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

(j)            Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)           Interpretation.  Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  In this Agreement, the Stockholder of any Common Stock held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

(l)           No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(m)          No Limitation on Actions as Director.  Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to, or shall be construed to, prohibit a Stockholder, or any officer or Affiliate of a Stockholder who is a director of the Company, from taking any action in his or her capacity as a member of the Company Board of Directors or from exercising his or her fiduciary duties as a member of the Company Board of Directors.

[signature pages follow]

The parties hereto have executed this Tender and Support Agreement as of the date first written above.

JOHNSON & JOHNSON
By:	/s/ Sherilyn S. McCoy
Name:	Sherilyn S. McCoy
Title:	Worldwide Chairman, Pharmaceuticals Group

Signature Page to Arie S. Belldegrun Tender and Support Agreement

KITE MERGER SUB, INC.
By:	/s/ William Hait
Name:	William Hait
Title:	President

Signature Page to Arie S. Belldegrun Tender and Support Agreement

ARIE S. BELLDEGRUN
By:	/s/ Arie S. Belldegrun
Name:	Arie S. Belldegrun

Address:
c/o Cougar Biotechnology, Inc.
10990 Wilshire Blvd, Ste. 1200 Attn: Alan H. Auerback
Facsimile: (310) 943-8059

with copies (which shall not constitute notice) to:

Attention:
Facsimile:

Signature Page to Arie S. Belldegrun Tender and Support Agreement

SCHEDULE A

NAME	NUMBER OF SHARES	NUMBER OF WARRANTS
Arie S. Belldegrun	359,112	35,699

A-1